EXHIBIT 15.1

November 1, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549

Re: Hard Creek Nickel Corporation – Form 20-F Registration Statement

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion in this Form 20-F Registration Statement:

Our report dated June 16, 2006 to the Shareholders and the Board of Directors on the consolidated financial statements of Hard Creek Nickel Corporation as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003.

In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.

Yours truly,

Signed “ DMCL ”

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia